As filed with the Securities and Exchange Commission on September 3, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Nexalin Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3845	27-5566468
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1776 Yorktown, Suite 550

Houston, TX 77056

(832) 260-0222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark White

Chief Executive Officer

Nexalin Technology, Inc.

1776 Yorktown Street, Suite 550
Houston, TX 77056

(832) 260-0222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Faith L. Charles
Thompson Hine LLP
300 Madison Avenue, 27th Floor
New York, New York 10017-6232
Phone: (212) 344-5680
Fax: (212) 344-6101

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2026

Preliminary PROSPECTUS

NEXALIN TECHNOLOGY, INC.

Up to 5,752,823 Shares of Common Stock

This prospectus relates to the offering and resale by the selling stockholders listed herein (the “Selling Stockholders”) of up to an aggregate of 5,752,823 shares of our common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) up to 5,600,000 shares (the “AMPA Shares”) of Common Stock that we may issue and sell to Alumni Capital, LP (the “Investor”) from time to time in our discretion pursuant to the Any Market Purchase Agreement, dated August 19, 2026, by and between the Company and the Investor (the “AMPA”); (ii) up to 112,500 shares of Common Stock (the “Commitment Shares”) issuable to the Investor in payment of a commitment fee in connection with the AMPA; and (iii) up to 40,323 shares of Common Stock (the “Common Warrant Shares”) issuable upon exercise of the common stock purchase warrants (the “Common Warrants”) issued to the Investor in a private placement pursuant to the Securities Purchase Agreement, dated August 19, 2026, by and between the Company and the Investor (the “August 2026 SPA”). To the extent that the issuance of AMPA Shares or Commitment Shares would result in the Investor beneficially owning shares of Common Stock in excess of the beneficial ownership limitation set forth in the AMPA, or as the Investor may otherwise choose, the Investor may elect to receive, in lieu of such shares, pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock (the “Pre-Funded Warrant Shares”). The AMPA Shares, Commitment Shares, Common Warrant Shares, and Pre-Funded Warrant Shares shall collectively be referred to herein as the “Shares”.

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “NXL.” The last reported sale price of our common stock on The Nasdaq Capital Market on September 2, 2026, was $6.19 per share.

On August 26, 2026, the Company filed a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of Delaware to effect a 1-for-30 reverse stock split (the “Reverse Stock Split”) of the outstanding shares of the Company’s Common Stock. Effective August 28, 2026 at 5:00 p.m. Eastern Time, every 30 shares of our Common Stock, either issued or outstanding, immediately prior to the filing and effectiveness of our Certificate of Amendment, was automatically combined and converted (without any further act) into one fully paid and non-assessable share of Common Stock. No fractional shares were issued as a result of the Reverse Stock Split. Stockholders of record who would otherwise be entitled to receive a fractional share of Common Stock received a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price per share of our Common Stock (as adjusted for the Reverse Stock Split) on The Nasdaq Capital Market on August 28, 2026. The Reverse Stock Split had the effect of reducing the aggregate number of outstanding shares of Common Stock from approximately 24,881,987 shares on a pre-reverse split basis to a total of approximately 829,400 shares outstanding on a post-reverse split basis (subject to adjustment for the rounding up of fractional shares resulting from the Reverse Stock Split).

All financial information, share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this registration statement have been adjusted to give effect to the Reverse Stock Split, except where otherwise stated.

We are an “emerging growth company” under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See the section titled “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our securities under the heading “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or any prospectus or amendment. We have not authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with regard to us and the securities being offered hereby. You should review the information and exhibits in the registration statement for further information about us and the securities being offered hereby. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to the filings. You should review the complete document to evaluate these statements.

In this prospectus, unless the context requires otherwise, references to “we,” “us,” “our,” “Nexalin” or the “Company” refer to Nexalin Technology, Inc. and, where appropriate, its subsidiaries. Additionally, references to the “Board” refer to the board of directors of Nexalin Technology, Inc.

We have proprietary rights to a number of trademarks and tradenames used in this prospectus which are important to our business, including Nexalin® and the Nexalin logo. Solely for convenience, trademarks, service marks and tradenames referred to in this prospectus may appear without the ®, ™ or ℠ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and tradenames. This prospectus may also contain trademarks, service marks, tradenames and copyrights of other companies, which are the property of their respective owners.

We have not authorized anyone to provide you with any information or to make any representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This prospectus is not an offer to sell or an offer to buy securities in any jurisdiction where offers and sales are not permitted. The information in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of securities. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” in the prospectus.

Unless otherwise indicated, all share amounts, per-share prices, and option exercise prices presented in this prospectus give retroactive effect to the Reverse Stock Split, which became effective on August 28, 2026.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus including the “Risk Factors,” “Special Note Regarding Forward-Looking Statements and Industry Data” included in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 25, 2026 (the “2025 Form 10-K”), together with the other documents that are incorporated by reference into this prospectus as described under “Incorporation of Certain Information by Reference,” and the financial statements and the notes to those financial statements.

Our Company

We are a medical device company engaged in the design and development of innovative neurostimulation products to uniquely and effectively help combat the ongoing global mental health epidemic. We developed an easy-to-administer medical device — referred to as “Generation 1” or “Gen-1” — that utilizes bioelectronic medical technology to treat anxiety, insomnia and depression without the need for drugs or psychotherapy. Our original Gen-1 devices are cranial electrotherapy stimulation (CES) devices that emit a waveform at 4 milliamps during treatment and are presently classified by the U.S. Food and Drug Administration (the “FDA”) as a Class II device.

Medical professionals in the United States have utilized the Gen-1 device to administer treatment to patients in clinical settings. While the Gen-1 device had been cleared by the FDA to treat depression, anxiety, and insomnia, three prevalent and serious diseases, because of the FDA’s December 2019 reclassification of CES devices, the Gen-1 device was reclassified as a Class II device for the treatment of anxiety and insomnia. We are required to file a new application under Section 510(k) of the Federal Food, Drug and Cosmetic Act (“510(k) Application”) to be approved by the FDA for the sales and marketing of our devices for the treatment of anxiety and insomnia. In the FDA’s December 2019 reclassification ruling, the treatment of depression with our device will require a Class III certification and require a new PMA (premarket approval) and/or a new De Novo application to demonstrate safety and effectiveness.

While we continue providing services to medical professionals to support patients’ use of the Gen-1 devices which were in operation prior to December 2019, we are not making new sales or new marketing efforts of Gen-1 devices in the United States. We continue to derive revenue from devices which we sold or leased prior to the FDA’s December 2019 reclassification announcement. This revenue consists of monthly licensing fees and payments for the sale of electrodes and patient cables. We have paused marketing efforts for new sales of our Gen-1 device for treatment of anxiety and insomnia in the United States.

The waveform that comprises the basis of our “Generation 2”, “Gen-2”, “Gen-2 SYNC” or “SYNC” and new “Generation 3”, “Gen-3”, “Gen-3 HALO” or “HALO” headset devices has been in the Q-submission process for review by the FDA. The new Gen-2 SYNC is a clinical use device with a modern enclosure emitting the new 15 milliamp advanced waveform. The Gen-3 HALO is a new patient headset that is intended to be prescribed by licensed medical professionals in a virtual clinic setting similar to existing tele-health platforms. In October 2025, the FDA formally accepted our Q-Submission (“Q-Sub”) related to the Company’s Gen-2 Console (“SYNC”) system for the treatment of Alzheimer’s disease and dementia, we met with the FDA in November 2025, and we continue to develop a clinical strategy and protocol. During the second quarter of 2026, we initiated our FDA-cleared clinical trial evaluating the Gen-3 HALO device for the treatment of insomnia under the De Novo regulatory pathway, and patient recruitment and enrollment are underway. The University of California, San Diego (“UCSD”) conducted a clinical study evaluating Nexalin’s Gen-2 SYNC device, which provided positive results in reducing pain in veteran patients with Mild Traumatic Brain Injury (mTBI). We also acquired software and related intellectual property during the second quarter of 2026 supporting our Nexalin NeuroCare™ digital health platform, which is designed to provide patient engagement, remote monitoring, physician workflow and clinical data management capabilities. If and when we obtain FDA marketing authorization for the HALO and SYNC devices, we intend to extend the development and commercialization of our devices for sale in the U.S. and other territories, given the potential unmet demand for the treatment of mental health conditions.

All determinations of the safety and efficacy of our devices in the United States are solely within the purview of the FDA.

On May 31, 2023, the Company formalized an agreement related to the formation of a joint venture (the “Joint Venture”) established to engage in the clinical development, marketing, sale and distribution of Nexalin’s Gen-2 devices in China and other countries in the region. The Joint Venture is registered in Hong Kong. Under the Joint Venture Agreement, Wider Come Limited (“Wider”), an entity formed under the laws of the People’s Republic of China (“PRC”) and a related party, is obligated to fund all operations for the initial 12-month period of the Joint Venture, after which Nexalin and Wider plan to jointly fund the Joint Venture’s operating expenses in accordance with their pro rata ownership. Our original China Gen-2 15 milliamp device was approved in China by the China National Medical Products Administration (the “NMPA”) for the treatment of insomnia and depression in China. We recorded no international revenue in the three or six months ended June 30, 2026, and our revenue in those periods was derived from legacy Gen-1 licensing fees and electrode sales in the United States.

In addition to our core business model, we have also formed a Military & Government Advisory Board aimed at fostering and enhancing relationships within and throughout United States federal government and public sector organizations, including the U.S. Department of Defense, U.S. Department of Veterans Affairs, and U.S. Department of Health and Human Services. In conjunction with our ongoing clinical trials, our goals include the broad deployment of our devices within the U.S. military and government agencies.

Recent Developments

Nasdaq Delisting Determination and Hearing Request. On January 21, 2026, we received a deficiency letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that we were not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2). We did not regain compliance during the initial 180 calendar day compliance period, which expired on July 20, 2026, and Nasdaq advised us that we were not eligible for an automatic second 180 calendar day compliance period because we did not satisfy the minimum stockholders’ equity requirement for initial listing on The Nasdaq Capital Market. Accordingly, on July 24, 2026, we received a Staff Delisting Determination from Nasdaq. We timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”), which is expected to stay any suspension of trading in our common stock and the delisting process pending the Panel’s decision. The hearing is currently scheduled for September 1, 2026 (the “Hearing”). In addition, on August 14, 2026, we received a letter from the Listing Qualifications Staff of Nasdaq notifying us that, based on the stockholders’ equity of $1,519,423 reported in our Quarterly Report on Form 10-Q for the period ended June 30, 2026, we no longer satisfy the minimum stockholders’ equity requirement of $2,500,000 for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1), and that we do not presently satisfy either of the alternative continued listing standards under Nasdaq Listing Rule 5550(b). The letter states that this deficiency serves as an additional basis for delisting our securities from Nasdaq and that the Panel will consider this deficiency, together with our failure to comply with the minimum bid price requirement, in rendering its determination regarding our continued listing on The Nasdaq Capital Market. We intend to present our views with respect to the stockholders’ equity deficiency at the Hearing, together with our plan to evidence compliance with the minimum bid price requirement and the minimum stockholders’ equity requirement. There can be no assurance that the Panel will grant our request for continued listing or that we will regain compliance with the applicable Nasdaq continued listing requirements. See “Risk Factors.”

HALO Clarity Pivotal Clinical Trial. On April 17, 2026, the Company entered into a Scope of Work (the “SOW”) with Lindus Health Limited (“Lindus Health”), a clinical research organization based in the United Kingdom. The SOW is governed by a Master Services Agreement (“MSA”) previously entered into between the parties and sets forth the terms under which Lindus Health will conduct the Company’s pivotal clinical trial for its HALO Clarity device (the “Pivotal Study”), which is designed to support the Company’s planned de novo submission to the FDA for the treatment of moderate to severe insomnia. Under the SOW, the Company will pay direct fees in an aggregate amount of approximately $945,000, plus certain pass-through expenses. Payments of direct fees are structured on a milestone basis, and pass-through expenses are invoiced on a monthly basis. During the second quarter of 2026, the Company initiated the Pivotal Study, and patient recruitment and enrollment are underway. Through June 30, 2026, the Company had incurred approximately $374,000 under the SOW, including certain pass-through expenses. Subsequent to June 30, 2026, the Company entered into a novation agreement pursuant to which Curavit Clinical Research, Inc. assumed Lindus Health’s rights and obligations under the MSA and the SOW, which did not materially modify the Company’s rights or obligations.

PONM Acquisition and GLV Collaboration Agreement. On May 14, 2026, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with GreenLight Ventures LLC, a North Carolina limited liability company (“GLV”). Pursuant to the Purchase Agreement, the Company purchased from GLV 100 shares (the “PONM Shares”) of common stock, no par value, of PONM, Inc., a North Carolina corporation (“PONM”), representing all of the issued and outstanding shares of PONM, including the benefit of PONM’s exclusive license to certain of GLV’s software and platform technology supporting the Company’s HALO™ Clarity program and NeuroCare™ virtual clinic. In consideration for the PONM Shares, the Company agreed to issue to GLV shares of common stock with an aggregate value of $1.3 million, issuable in installments of 45% at closing, 20% on the date that is 90 days after the closing date, 20% on the date that is 180 days after the closing date, and 15% on the date that is 270 days after the closing date, subject to an initial floor of $18.30 per share and a ceiling of $34.50 per share (each as adjusted for the Reverse Stock Split). As a result of the August 2026 SPA, the floor was reset to $9.30 (adjusted for the Reverse Stock Split). On May 14, 2026, the Company also entered into a Collaboration Agreement with GLV to support the development, compliance and commercialization of the Company’s cranial electrotherapy stimulation technologies.

2026 Annual Meeting; Authorized Reverse Stock Split. On August 11, 2026, we held our 2026 Annual Meeting of Stockholders. Our stockholders elected our director nominees, ratified the appointment of CBIZ CPAs P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026, approved the termination of our 2023 Equity Incentive Plan and approved our 2026 Equity Incentive Plan, under which up to 233,333 (adjusted for the reverse stock split) shares of our common stock may be issued. Awards outstanding under the 2023 Equity Incentive Plan will continue to be governed by the terms of that plan. Our stockholders also approved an amendment to our Amended and Restated Certificate of Incorporation authorizing our board of directors, in its discretion, to effect one or more reverse stock splits of our issued and outstanding common stock at a ratio of any whole number between and including 1-for-2 and 1-for-100, provided that the aggregate of all reverse stock splits implemented under that authority does not exceed 1-for-250, and subject to the board’s authority to abandon any such amendment. Our board of directors approved a 1-for-30 reverse stock split ratio, and the Reverse Stock Split was effected on August 28, 2026, as described on the cover page of this prospectus. See “Risk Factors.”

Committed Equity Facility. On August 19, 2026, concurrently with the August 2026 SPA relating to this offering, we entered into the Any Market Purchase Agreement (“AMPA”) with the Investor, pursuant to which we have the right, but not the obligation, to direct the Investor to purchase up to $15,000,000 of shares of our common stock from time to time until the earlier of (i) the date on which the Investor has received such number of shares pursuant to the AMPA for aggregate consideration equal to the $15,000,000 commitment amount, (ii) the date our common stock ceases to trade on a Principal Market (as defined in the AMPA), and (iii) December 31, 2027. The purchase price for shares sold under the AMPA is, at our election, either (i) the lowest daily volume weighted average price of our common stock for the three business days prior to the applicable closing date multiplied by 92.0%, subject to a $1,000,000 per-notice limitation, or (ii) the lowest traded price of our common stock for the business day prior to the applicable closing date multiplied by 97.0%, subject to a per-notice limitation equal to the lesser of (x) $1,000,000 or (y) 30% of the average daily trading volume, in each case subject to increase to up to $5,000,000 by mutual agreement. We agreed to pay the Investor a commitment fee equal to 2% of the $15,000,000 commitment amount within 3 business days of August 19, 2026, payable at our election in cash or in shares of our common stock or pre-funded warrants, which fee increases to 3% of the commitment amount if our common stock ceases to be listed on The Nasdaq Capital Market during the 30 business day period following August 19, 2026. The Investor’s obligation to purchase shares is subject to conditions, including the effectiveness of a resale registration statement, a 4.99% beneficial ownership limitation (which the Investor may elect to increase to 9.99%), a limitation on the aggregate number of shares issuable without stockholder approval under Nasdaq Listing Rule 5635(d), and the absence of any suspension, delisting or threatened or anticipated delisting of our common stock. We agreed to file a resale registration statement on Form S-1 covering the shares issuable under the AMPA within 20 business days following August 19, 2026 and to use best efforts to cause it to be declared effective within 60 days following that date; if we fail to do so, we must pay the Investor $175,000 as liquidated damages. Shares issued under the AMPA are being offered pursuant to this prospectus supplement and the accompanying prospectus.

Corporate Information

We were originally formed as a Nevada corporation on October 19, 2010. On December 1, 2021, we completed a corporate reorganization pursuant to which we redomiciled in Delaware. Our principal executive office is located at 1776 Yorktown Street, Suite 550, Houston, Texas 77056, and our telephone number is (832) 260-0222. Our website address is www.nexalin.com. The information contained on or accessible through our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

Recent Developments Regarding the Selling Stockholders

August 2026 SPA

On August 19, 2026, the Company entered into the August 2026 SPA with the Investor, pursuant to which the Company agreed to issue and sell to such Investor in a registered direct offering 80,645 shares of Common Stock, at an offering price of $9.30 per share (as adjusted for the Reverse Stock Split) (such registered direct offering, the “Registered Offering”).

Pursuant to the August 2026 SPA, the Company also agreed to issue and sell to such Investor, in a concurrent private placement, Common Warrants to purchase up to 40,323 Common Warrant Shares, at an exercise price of $15.00 per share (as adjusted for the Reverse Stock Split). The Common Warrants will be immediately exercisable and will expire one year after the issuance date.

The Registered Offering and concurrent private placement closed on August 20, 2026.

AMPA

On August 19, 2026, the Company entered into the AMPA with the Investor whereby the Company has the right, but not the obligation, to sell to the Investor, and the Investor is obligated to purchase, up to an aggregate of $15 million (the “Investment Amount”) of AMPA Shares in a series of purchases.

The AMPA ends on the earliest of (i) December 31, 2027, (ii) the date on which the Investor shall have purchased the AMPA Shares pursuant to the AMPA for an aggregate purchase price of the Investment Amount, or (iii) the date on which the Common Stock ceases trading on The Nasdaq Capital Market. The purchase price for shares sold under the AMPA is, at our election, either (i) the lowest daily volume weighted average price of our common stock for the 3 business days prior to the applicable closing date multiplied by 92.0%, subject to a $1,000,000 per-notice limitation, or (ii) the lowest traded price of our common stock for the business day prior to the applicable closing date multiplied by 97.0%, subject to a per-notice limitation equal to the lesser of (x) $1,000,000 or (y) 30% of the average daily trading volume, in each case subject to increase to up to $5,000,000 by mutual agreement. We agreed to pay the Investor a commitment fee equal to 2% of the $15,000,000 commitment amount payable at our election by either (a) within 3 business days of the date on which the registration statement for the AMPA shares is declared effective by the SEC, issuing and delivering the Investor an amount of shares of our common stock or pre-funded warrants or (b) within 3 business days of August 19, 2026, payable at our election in cash or in shares of our common stock or pre-funded warrants, and in each case, the fee increases to 3% of the commitment amount if our common stock ceases to be listed on The Nasdaq Capital Market during the 30 business day period following August 19, 2026.

The number of AMPA Shares to be purchased by the Investor at any time under the AMPA shall not exceed the number of such shares of Common Stock that, when aggregated with all other shares of Common Stock beneficially owned by the Investor (as calculated pursuant to Section 13(d) of the Exchange Act), would result in the Investor beneficially owning more than 4.99% of the outstanding Common Stock. The beneficial ownership limitation may be increased to up to 9.99% by the Investor upon written notice to the Company. To the extent that the beneficial ownership limitation would be exceeded in connection with a closing, at the election of the Investor, the number of securities issuable to the Investor may be issued as Pre-Funded Warrants.

Under the AMPA, the Company may not issue or sell to the Investor, and the Investor is not obligated to purchase, any AMPA Shares to the extent that such issuance, when aggregated with the issuance of all Commitment Shares, would exceed the aggregate number of shares of Common Stock that the Company may issue pursuant to the AMPA without breaching the Company’s obligations under the rules and regulations of Nasdaq, including Nasdaq Listing Rule 5635(d) (such limitation, the “Exchange Cap”), unless the Company obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap or obtains an opinion of outside counsel that such approval is not required, which opinion shall be reasonably satisfactory to the Investor. Nasdaq Listing Rule 5635(d) generally requires stockholder approval prior to the issuance, at a price below the applicable “Minimum Price” (as defined in that rule), of a number of shares equal to 20% or more of the number of shares of Common Stock outstanding immediately prior to the execution of the binding agreement for such issuance. Based on the 829,400 shares of Common Stock (after giving effect to the Reverse Stock Split) outstanding immediately prior to the execution of the AMPA on August 19, 2026, the number of shares issuable under the AMPA would be limited to approximately 165,880 shares of Common Stock (after giving effect to the Reverse Stock Split), which is substantially less than the 5,752,823 Shares being registered for resale under the registration statement of which this prospectus forms a part.

THE OFFERING

Number of shares of common stock being offered:	5,752,823 shares of common stock.

Offering Price Per Share:	The Selling Stockholders will sell the shares at prevailing market prices or privately negotiated prices.

Common stock outstanding prior to this offering:	829,400 shares.

Common stock outstanding after this offering:	6,582,223 shares, assuming all of the shares are issued and/or exercised, not taking into account the beneficial ownership limitations set forth in the AMPA, Common Warrants, Pre-Funded Warrants, or the August 2026 SPA.

Risk Factors:	An investment in our securities involves a high degree of risk. You should read this prospectus carefully, including the section entitled “Risk Factors” beginning on page 9 of this prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Capital Market Symbol:	Our common stock is listed under the symbol “NXL.”

The number of shares of our common stock that will be outstanding after this offering is based on 829,400 shares of common stock outstanding as of August 21, 2026 and excludes:

●	137,120 shares of our common stock issuable upon the exercise of outstanding stock options granted under the Company’s 2023 Equity Incentive Plan, as amended (the “2023 Plan”), of which options to purchase 127,932 shares of our common stock were vested and exercisable as of June 30, 2026, at a weighted average exercise price of $33.60 per share;

●	80,000 shares of our common stock issuable upon the exercise of outstanding stock options granted under the Company’s 2026 Equity Incentive Plan (the “2026 Plan”), which was approved by our stockholders on August 11, 2026 in connection with the approval of the termination of the 2023 Plan, of which options to purchase 80,000 shares of our common stock were vested and exercisable as of August 11, 2026, at a weighted average exercise price of $24.90 per share;

●	153,333 shares of our common stock reserved and available for future issuance under the Company’s 2026 Plan;

●	shares of our common stock issuable to GLV as deferred purchase consideration under the Purchase Agreement, for the remaining 35% of the $1,300,000 purchase price and is payable in two further tranches 180 and 270 days after the May 14, 2026 closing date, subject to a floor of $18.30 per share and a ceiling of $34.50 per share (each as adjusted for the Reverse Stock Split) (subject to reset noted above); any other shares of our common stock issued or issuable after August 14, 2026, including shares sold under our “at the market” offering program;

●	shares of our common stock issuable under the AMPA, including up to $15,000,000 of shares issuable pursuant to purchase notices and the shares of common stock or pre-funded warrants issuable in payment of the related commitment fee; and

●	up to 40,323 shares of our common stock issuable upon exercise of the Common Warrants to be issued in the concurrent private placement.

This prospectus reflects and assumes no exercise of outstanding options or the Common Warrants.

SELECTED FINANCIAL DATA REFLECTING REVERSE STOCK SPLIT

Reverse Stock Split

On August 28, 2026, we effected the Reverse Stock Split. Based on the Reverse Stock Split, the total number of outstanding shares of our common stock was adjusted from 24,881,987 shares to approximately 829,400 shares. The par value per share of our common stock remained unchanged at $0.001.

Our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, and our unaudited condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, which are incorporated by reference into this prospectus, are presented without giving effect to the Reverse Stock Split. Except where the context otherwise requires, all share and per-share amounts in this prospectus reflect the Reverse Stock Split.

The Reverse Stock Split also affected our outstanding stock options, warrants and prefunded warrants and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately. No fractional shares were issued as a result of the Reverse Stock Split. Any fractional shares that would have otherwise resulted from the Reverse Stock Split was paid in cash, at an amount equal to the resulting fractional interest in one share of the common stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our common stock on August 28, 2026.

The following selected financial data has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 and our unaudited condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, as adjusted to reflect the Reverse Stock Split for all periods presented. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results of interim periods are not necessarily indicative of the results for the entire year.

	As Reported	As Reported	Adjusted	Adjusted
	Year Ended December 31, 2025	Year Ended December 31, 2024	Year Ended December 31, 2025	Year Ended December 31, 2024
Net loss	$(8,222,181)	$(7,607,182)	$(8,222,181)	$(7,607,182)
Net loss per share attributable to common stockholders—basic and diluted	$(0.50)	$(0.83)	$(15.05)	$(24.76)
Weighted-average shares outstanding—basic and diluted	16,392,465	9,215,772	546,416	307,192
Common shares outstanding at year end	19,186,346	13,303,523	639,545	443,451

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Net loss	$(2,096,837)	$(1,988,337)	$(2,096,837)	$(1,988,337)
Net loss per share attributable to common stockholders—basic and diluted	$(0.11)	$(0.15)	$(3.17)	$(4.48)
Weighted-average shares outstanding—basic and diluted	19,820,910	13,307,319	660,697	443,577
Common shares outstanding at period end	20,581,646	13,327,929	686,055	444,264

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025
Net loss	$(2,239,170)	$(1,580,987)	$(2,239,170)	$(1,580,987)
Net loss per share attributable to common stockholders—basic and diluted	$(0.11)	$(0.10)	$(3.18)	$(3.02)
Weighted-average shares outstanding—basic and diluted	21,142,920	15,718,149	704,764	523,938
Common shares outstanding at period end	22,003,706	17,417,929	733,457	580,598

	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Net loss	$(4,336,007)	$(3,569,324)	$(4,336,007)	$(3,569,324)
Net loss per share attributable to common stockholders—basic and diluted	$(0.21)	$(0.25)	$(6.35)	$(7.37)
Weighted-average shares outstanding—basic and diluted	20,485,567	14,526,149	682,852	484,205
Common shares outstanding at period end	22,003,706	17,417,929	733,457	580,598

The split-adjusted weighted-average and period-end share amounts above have been calculated by dividing the corresponding reported share amounts by 30 and rounding to the nearest whole share. The split-adjusted loss-per-share amounts have been calculated using the applicable net loss and split-adjusted weighted-average shares. The actual number of shares outstanding following the Reverse Stock Split may differ slightly because of the treatment of fractional shares.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below and all information contained in this prospectus, before you decide whether to purchase our securities. If any of the following risks or uncertainties actually occurs, our business, financial condition, results of operations and prospects would likely suffer, possibly materially. In addition, we may face additional risks and uncertainties not currently known to us, or which as of the date of this registration statement we might not consider significant, which may adversely affect our business. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case the trading price of our common stock could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

Risks Related to Our Financial Position and Capital Needs

We have incurred significant losses since our inception. We expect to incur losses over the next several years and may never achieve or maintain profitability.

We are a Delaware corporation with a limited operating history. We have funded our operations to date primarily with proceeds from private investors and the sale of our stock, including the proceeds from our initial public offering completed in September 2022 and a follow-on offering completed in July 2024 and May 2025. We have had only limited sales of our products and services to date. For the years ended December 31, 2025 and 2024, we incurred a net loss in the amount of approximately $8,222,000 and $7,607,000, respectively. Our accumulated deficit as of December 31, 2025 and 2024, was approximately $92,867,000 and $84,645,000, respectively. For the six months ended June 30, 2026, we incurred a net loss of approximately $4,336,000, and our accumulated deficit as of June 30, 2026 was approximately $97,203,000.

We have devoted a substantial portion of our financial resources and efforts to research and development, including preclinical studies and clinical trials. We are still in the early stages of development of our products.

We expect to continue to incur significant expenses and operating losses over the next several years. Our net losses may fluctuate substantially from quarter to quarter and year to year. We anticipate that our expenses will increase significantly as we:

●	continue our ongoing and planned preclinical and clinical development of our existing and next Generation devices;

●	initiate preclinical studies and clinical trials for any additional products that we may pursue in the future;

●	seek to discover and develop additional treatment indications;

●	seek regulatory approvals for any products that successfully complete clinical trials;

●	ultimately establish sales, marketing and distribution infrastructure and scale up external manufacturing capabilities to commercialize any product for which we may obtain regulatory approval and intend to commercialize on our own;

●	maintain, expand and protect our intellectual property portfolio;

●	engage additional clinical, scientific, manufacturing and controls personnel;

●	add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts; and

●	incur additional legal, accounting and other expenses associated with operating as a public company.

To become and remain profitable, we and our collaborators must succeed in developing and eventually commercializing future and existing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical studies and clinical trials of our products and preclinical program, obtaining regulatory approval, manufacturing, marketing and selling any products for which we may obtain regulatory approval, as well as discovering and developing additional products. Again, we are only in the preliminary stages of most of these activities. We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to achieve profitability.

Because of the numerous risks and uncertainties associated with product development, we are unable to accurately predict the timing or amount of expenses or when, or if, we will be able to achieve profitability. If regulatory authorities require us to perform studies in addition to those currently expected, or if there are any delays in the initiation and completion of our clinical trials or the development of any of our products, our expenses could increase.

Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our common stock and could impair our ability to raise capital, expand our business, maintain our research and development efforts or continue our operations. A decline in the value of our common stock could also cause you to lose all or part of your investment.

We will not be able to continue as a going concern if we do not execute our business plan or obtain additional financing in the future if necessary.

Our independent accountant’s audit report included in our annual report on Form 10-K for the year ended December 31, 2025, states that there is substantial doubt about our ability to continue as a going concern. We have incurred only losses since our inception, raising substantial doubt about our ability to continue as a going concern. Therefore, our ability to continue as a going concern is highly dependent upon us executing our business plan in the planned amount of time allotted and obtaining additional financing for our planned operations, if necessary. There can be no assurance that we will be able to raise any additional funds, or if we are able to raise additional funds, that such funds will be in the amounts required or on terms favorable to us.

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We commenced active operations in 2010, and our operations to date have been largely focused on raising capital, identifying and developing our products and preclinical program, broadening our expertise in the development of our products and undertaking preclinical studies and conducting early-stage clinical trials. As a result of the FDA reclassification ruling in December 2019, we had to suspend marketing of our Gen-1 medical device for the treatment of anxiety and insomnia. Although we have developed second- and third-Generation versions of our medical device, branded as Gen-2 SYNC and Gen-3 HALO, these have not yet been approved by the FDA for marketing or sales in the United States. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

We may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving our business objectives. We will need to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

We expect our financial condition and operating results to continue to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Accordingly, you should not rely upon the results of any quarterly or annual periods as indications of future operating performance.

We may require additional funding to meet our financial needs and to pursue our business objectives. If we are unable to raise capital when needed, we could be forced to delay, reduce or altogether cease our product development programs or commercialization efforts.

We are currently not cash flow positive and are not certain when and if we will be cash flow positive. We incurred a net loss in the amount of approximately $8,222,000 for the year ended December 31, 2025. We will need to obtain substantial additional funding in connection with our continuing operations and planned activities. Our future capital requirements will depend on many factors, including:

●	the timing, progress and results of our ongoing clinical trials of our products;

●	the scope, progress, results and costs of preclinical development, laboratory testing and clinical trials of other products that we may pursue;

●	our ability to establish collaborations on favorable terms, if at all;

●	the costs, timing and outcome of regulatory review of our products;

●	the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our products for which we receive marketing approval;

●	the revenue, if any, received from commercial sales of our products for which we receive marketing approval;

●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims; and

●	the costs of operating as a public company.

Identifying potential products and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to continue our regulatory approvals and achieve product sales. In addition, our products, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that are cleared under FDA review. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or altogether cease our research and development programs or future commercialization efforts.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or products.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through equity offerings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or products or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to a third party to develop and market products that we would otherwise prefer to develop and market ourselves.

There is substantial doubt about our ability to continue as a going concern, and management has concluded that its plans do not alleviate that substantial doubt.

As of June 30, 2026, we had an accumulated deficit of approximately $97,203,000, cash and cash equivalents of approximately $1,005,000, working capital of approximately $377,000 and total stockholders’ equity of approximately $1,519,000. For the six months ended June 30, 2026, we had a loss from operations of approximately $4,367,000 and negative cash flows from operations of approximately $3,515,000. We expect to continue to incur operating losses and negative cash flow as we advance our clinical development, regulatory and product development initiatives, including our ongoing clinical trial evaluating the Gen-3 HALO device for the treatment of insomnia, as well as other potential strategic and business development initiatives in 2026 and beyond. In connection with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, management concluded that we do not have sufficient cash and cash equivalents to fund our anticipated operating requirements for at least twelve months from the date those unaudited condensed consolidated financial statements were issued, and that management’s plans do not alleviate the substantial doubt about our ability to continue as a going concern. In addition, the report of our independent registered public accounting firm on our consolidated financial statements for the year ended December 31, 2025 includes an explanatory paragraph referring to our ability to continue as a going concern.

Our ability to continue as a going concern will be dependent upon our ability to execute on our business plan, including the ability to generate revenue from overseas opportunities and obtain U.S. marketing authorization for the sale of our devices in the United States, and, if necessary, our ability to raise additional capital. We will not receive any proceeds from sales of the Shares by the Selling Stockholders pursuant to this prospectus, and any proceeds that we may receive from sales of AMPA Shares to the Investor under the AMPA or upon exercise of the Common Warrants for cash will not be sufficient to fund our planned operations. The net proceeds of this offering will not be sufficient to fund our planned operations for at least the next twelve months, and we will require substantial additional capital, which may not be available to us on terms acceptable to us, or at all, particularly if our common stock is delisted from The Nasdaq Capital Market. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have identified material weaknesses in our internal control over financial reporting, and our disclosure controls and procedures were not effective as of June 30, 2026.

Our management concluded that our disclosure controls and procedures and our internal control over financial reporting were not effective as of June 30, 2026, due to material weaknesses consisting of a lack of sufficient resources necessary to provide adequate segregation of duties related to the preparation and review of financial information used in financial reporting, and insufficient information technology controls relating to user and superuser access to our financial reporting system. If not remediated, these deficiencies could result in a misstatement of one or more account balances or disclosures in our annual or interim consolidated financial statements that would not be prevented or detected. We intend to remediate these material weaknesses by implementing enhancements and controls within our accounting systems and by hiring qualified accounting and financial reporting personnel, subject to budget limitations, but we cannot assure you that we will do so on a timely basis or at all. Any failure to remediate these material weaknesses, or the identification of additional material weaknesses, could result in restatements of our financial statements, delay our SEC reporting, adversely affect our ability to satisfy Nasdaq listing requirements and cause investors to lose confidence in our reported financial information.

Risks Related to this Offering

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may at any time offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We have issued, and agreed to issue in the future, shares of our common stock in connection with our acquisition of PONM, Inc., which will dilute our existing stockholders, and certain of those shares are subject to anti-dilution and other protective provisions.

On May 14, 2026, in connection with our acquisition of all of the issued and outstanding shares of PONM, we agreed to issue to GLV shares of our common stock with an aggregate value of $1.3 million, issuable in four tranches. We issued the initial tranche of 31,967 shares of Common Stock and the second tranche of 14,208 shares of Common Stock (each on a Reverse Stock Split-adjusted basis), and the remaining consideration shares are issuable on the dates that are 180 and 270 days after the closing date. The number of consideration shares is based on the volume-weighted average price per share of our common stock for the 30 trading days ending on the trading day prior to the closing date, and the unissued consideration shares are subject to down-round protection for certain issuances below the applicable per share price, equitable adjustment for stock splits, reverse stock splits, recapitalizations, reclassifications and similar capital adjustments, and delisting protection, in each case subject to an initial floor of $18.30 per share and a ceiling of $34.50 per share (each on a Reverse Stock Split-adjusted basis). As a result of the August 2026 SPA, the floor was reset to $9.30 (adjusted for the Reverse Stock Split). In addition, the Purchase Agreement provides for an acceleration of the issuance of all remaining unissued consideration shares upon a change of control of the Company. The issuance of the consideration shares will dilute the ownership interests of our existing stockholders, and the down-round and other protective provisions may require us to issue additional shares of common stock, resulting in further dilution.

Sales of our common stock under our committed equity facility will dilute our existing stockholders, and the facility may not be available to us when we need capital.

Under the AMPA, we may require the Investor to purchase up to $15,000,000 of shares of our common stock at a discount of 3.0% to 8.0% to prevailing market prices. Because the purchase price is based on the market price of our common stock at the time of each sale, the number of shares we may issue under the AMPA is not determinable and will increase if the market price of our common stock declines. Sales under the AMPA, or the perception that such sales may occur, could cause the market price of our common stock to decline further, which in turn would increase the number of shares issuable for any given amount of proceeds. In addition, we must pay the Investor a commitment fee equal to 2% of the $15,000,000 commitment amount, which increases to 3% if our common stock ceases to be listed on The Nasdaq Capital Market during the 30 business days following August 19, 2026, and which we may elect to pay in shares of our common stock or pre-funded warrants, resulting in additional dilution. The Investor is not obligated to purchase shares unless a resale registration statement covering those shares is effective and our common stock has not been suspended, delisted, or threatened or anticipated to be delisted from The Nasdaq Capital Market, and issuances are further limited by a beneficial ownership limitation and by the limitation on issuances without stockholder approval under Nasdaq Listing Rule 5635(d). Absent stockholder approval, the Exchange Cap would limit the number of shares issuable under the AMPA to approximately 149,751 shares of Common Stock (taken together with the Commitment Shares and on a Reverse Stock Split-adjusted basis), and we may be able to access only a small portion of the $15,000,000 commitment unless we obtain such approval. As a result, and particularly in light of the pending Nasdaq delisting proceeding described above, the AMPA may not be available to us at the time we need capital. If we fail to timely file the required resale registration statement or to cause it to become effective by the applicable deadline, we would owe the Investor $175,000 in liquidated damages, and the Investor would have the right to terminate the AMPA.

Our obligations under the promissory note we issued in August 2026 could restrict our liquidity and will reduce the amounts we retain from future financings, including sales under the AMPA.

On August 21, 2026, we entered into a note purchase agreement with an institutional investor pursuant to which we issued an unsecured promissory note in the principal amount of $1,170,000, reflecting a $150,000 original issue discount and $20,000 of transaction expenses, for gross proceeds of $1,000,000. The note matures six months after funding, subject to two three-month extensions with the noteholder’s consent, in each case accompanied by a 7.5% increase of the then-outstanding balance. Upon each closing of a debt or equity financing prior to repayment, we are required to prepay an amount equal to the lesser of (i) 20% of the gross proceeds of such financing and (ii) the then-outstanding balance of the note. Accordingly, a portion of any proceeds we receive from sales of AMPA Shares under the AMPA, from the exercise of the Common Warrants for cash or from other financings will be required to be applied to the prepayment of the note. Upon the occurrence of specified trigger events, the outstanding balance of the note may be increased by 5% or 10% per trigger event (up to 25% in the aggregate), and following an event of default the note would bear interest at 18% per annum and could be accelerated.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The selling stockholders may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the selling stockholders in this offering as a result of sales made by us in future transactions at prices lower than the prices they paid.

If we are not able to comply with the applicable continued listing requirements or standards of The Nasdaq Stock Market, Nasdaq could delist our common stock.

Our shares of common stock are listed on the Capital Market tier of Nasdaq under the symbol “NXL.” Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization, minimum stockholders’ equity and other requirements. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including the minimum bid price requirement (as discussed below) and those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. We are not currently in compliance with either the minimum bid price requirement or the minimum stockholders’ equity requirement for continued listing, Nasdaq has notified us that each deficiency serves as a basis for delisting our common stock, and both deficiencies will be considered by the Nasdaq Hearings Panel at our hearing currently scheduled for September 1, 2026. There can be no assurances that we will be able to comply with the applicable listing standards.

Minimum Bid Price Requirement

We are required to maintain a minimum bid price of $1.00 per share. On May 10, 2023, the Company received written notice from Nasdaq notifying the Company that it was no longer in compliance with the minimum bid price requirement for continued listing on Nasdaq, as the closing bid price for the Company’s common stock was below $1.00 per share as set forth in the Nasdaq listing rules. After the Company was granted an extended period to regain compliance, the Company received notice from Nasdaq notifying the Company that it has regained compliance with Nasdaq’s minimum bid price requirement under Nasdaq Rule 5550(a)(2).

On September 23, 2024, we received a notice from Nasdaq notifying us that we were not in compliance with the minimum bid price requirement. On October 31, 2024, the Company received notice from Nasdaq notifying the Company that it has regained compliance with Nasdaq’s minimum bid price requirement under Nasdaq Rule 5550(a)(2).

On January 21, 2026, the Company received a notice from the Listing Qualifications Department of Nasdaq notifying the Company that it is not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided a compliance period of 180 calendar days from the date of the Notice, or until July 20, 2026, to regain compliance with the Minimum Bid Requirement. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days prior to July 20, 2026. If the Company was not in compliance with the Minimum Bid Requirement by July 20, 2026, the Company may be afforded a second 180 calendar day compliance period, provided the Company met the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Requirement.

We did not regain compliance with the Minimum Bid Requirement during the initial compliance period, which expired on July 20, 2026, and Nasdaq advised us that we were not eligible for an automatic second 180 calendar day compliance period because we did not satisfy the $5,000,000 minimum stockholders’ equity requirement for initial listing on The Nasdaq Capital Market. Accordingly, on July 24, 2026, we received a Staff Delisting Determination from Nasdaq, and Nasdaq advised us that, unless we timely requested a hearing before the Panel, trading in our common stock would be suspended and Nasdaq would commence delisting proceedings. We timely requested the Hearing, which is expected to stay any suspension of trading in our common stock and the delisting process pending the Panel’s decision. There can be no assurance that the Panel will grant our request for continued listing, that we will regain compliance with the applicable Nasdaq Listing Rules, or that our common stock will continue to be listed on The Nasdaq Capital Market. If our common stock is delisted and we are unable to list it on another national securities exchange, we expect that our common stock could be quoted on an over-the-counter market, in which case we could face significant adverse consequences, including limited availability of market quotations, reduced liquidity, a determination that our common stock is a “penny stock,” a limited amount of news and analyst coverage, and a decreased ability to obtain additional financing.

Minimum Stockholder Equity Requirement

Under the Nasdaq listing rules, we are also required to maintain stockholders’ equity of at least $2,500,000 (the “Minimum Stockholder Equity Rule”). In our Form 10-Q for the period ended March 31, 2024, we reported stockholders’ equity of $2,326,987. On May 16, 2024, we received a letter from the Listing Qualifications Department of Nasdaq (the “Stockholders’ Equity Letter”) notifying the Company that its stockholders’ equity as reported in such Quarterly Report did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1) for the Nasdaq Capital Market.

Pursuant to the Stockholders’ Equity Letter, the Company had 45 calendar days from the date of the Stockholders’ Equity Letter to submit a plan to regain compliance. On July 1, 2024, the Company submitted a plan to Nasdaq. As described in the Company’s submission to Nasdaq, and as set forth in the Current Report on Form 8-K filed by the Company on July 3, 2024, the Company consummated the public offering of 3 million shares (100,000 shares as adjusted for the Reverse Stock Split) of the Company’s common stock for total aggregate gross proceeds of approximately $5,250,000. On July 23, 2024, the Company received written notification from the Listing Qualifications Department of Nasdaq, confirming that, based on the information contained in the Company’s Form 8-K, filed with the SEC on July 16, 2024, the Company is now in compliance with the Minimum Stockholder Equity Rule.

As of June 30, 2026, our total stockholders’ equity was $1,519,423, which is below the $2,500,000 required by the Minimum Stockholder Equity Rule. On August 14, 2026, we received a letter (the “Letter”) from the Listing Qualifications Staff of Nasdaq notifying us that, based on the stockholders’ equity reported in our Quarterly Report on Form 10-Q for the period ended June 30, 2026, we no longer satisfy the Minimum Stockholder Equity Rule for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1), and that we do not presently satisfy either of the alternative continued listing standards under Nasdaq Listing Rule 5550(b) (such non-compliance, the “Stockholders’ Equity Deficiency”). The Letter states that the Stockholders’ Equity Deficiency serves as an additional basis for delisting our securities from Nasdaq, and that the Panel will consider the Stockholders’ Equity Deficiency, together with our failure to comply with the Minimum Bid Requirement, in rendering its determination regarding our continued listing on The Nasdaq Capital Market. We intend to present our views with respect to the Stockholders’ Equity Deficiency at the Hearing, together with our plan to evidence compliance with the Minimum Bid Requirement and the Minimum Stockholder Equity Rule. Our failure to satisfy the minimum stockholders’ equity requirement for initial listing on The Nasdaq Capital Market also made us ineligible for a second automatic compliance period under the Minimum Bid Requirement. Even if we were to regain compliance with the Minimum Bid Requirement, including through the reverse stock split authorized by our stockholders, the Panel may require us to satisfy other continued or initial listing standards, including the minimum stockholders’ equity requirement, in order to maintain our listing.

There can be no assurance that we will be successful in our appeal before the Panel, that the Panel will grant us any additional period within which to regain compliance with the Minimum Stockholder Equity Rule, the Minimum Bid Requirement or any other applicable Nasdaq continued listing standard, or that, if any such period is granted, we will be able to evidence compliance with all applicable Nasdaq continued listing requirements within that period. The Panel has broad discretionary authority under the Nasdaq Listing Rules to delist our securities notwithstanding our compliance efforts, including based on concerns regarding our reverse stock split history, financial condition, capital structure, capital-raising activities or any other factor the Panel deems appropriate. If the Panel determines to delist our securities, or if we are otherwise unable to regain and maintain compliance with the applicable Nasdaq continued listing requirements, our common stock would be subject to delisting from The Nasdaq Capital Market, which would have a material adverse effect on the liquidity and market price of our common stock and on our ability to raise capital.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports about us, our business or our market, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that equity research analysts publish about us and our business. We do not currently have and may never obtain research coverage by equity research analysts. Equity research analysts may elect not to provide research coverage of our common stock, and such lack of research coverage may adversely affect the market price of our common stock. In the event we do have equity research analyst coverage, we will not have any control over the analysts, or the content and opinions included in their reports. The price of our shares could decline if one or more equity research analysts downgrade our shares or issue other unfavorable commentary or research about us. If one or more equity research analysts ceases coverage of us or fails to publish reports on us regularly, demand for our shares could decrease, which in turn could cause the trading price or trading volume of our common stock to decline.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends on our common stock, and we currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the development and expansion of our products and business. Accordingly, our stockholders will not realize a return on their investments unless the trading price of our common stock appreciates.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions and matters submitted to stockholders for approval.

Our executive officers, directors and current beneficial owners of 5% or more of our common stock and their respective affiliates, in the aggregate, beneficially own approximately 39.12% of our outstanding common stock, based on the number of shares of our common stock outstanding as of August 21, 2026. As a result, these persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation or sale of all or substantially all of our assets or other significant corporate transactions. In addition, these persons, acting together, may have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

●	delaying, deferring or preventing a change in control;

●	entrenching our management and/or the board of directors;

●	impeding a merger, consolidation, takeover or other business combination involving us; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

In addition, some of these persons or entities may have interests different than yours. For example, because many of these stockholders purchased their shares at prices substantially below the price at which shares were sold in our public offering and have held their shares for a longer period, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of our Company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our Second Amended and Restated Bylaws that became effective on June 16, 2026, may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

●	establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;

●	require that stockholders request the Board set a record date prior to the stockholders taking actions by written consent;

●	limit who may call stockholder meetings; and

●	require the approval of the holders of at least 66.66% of the votes that all our stockholders would be entitled to cast to amend or repeal certain provisions of our charter or bylaws or remove a director.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired more than 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock, including transactions that may be in your best interests. These provisions may also prevent changes in our management or limit the price that investors are willing to pay for our stock.

Our Second Amended and Restated Bylaws provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America are the exclusive forums for substantially all disputes between us and our stockholders, including claims under the Securities Act and the Exchange Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Second Amended and Restated Bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty;

●	any action asserting a claim against us or any of our directors, officers, employees or agents arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation or our Second Amended and Restated Bylaws;

●	any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our Second Amended and Restated Bylaws; and

●	any action asserting a claim against us or any of our directors, officers, employees or agents that is governed by the internal-affairs doctrine.

Our Second Amended and Restated Bylaws further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions. We note that there is uncertainty as to whether a court would enforce such exclusive-forum provision and that provision may result in increased costs for investors to bring a claim. We also note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder, and that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We intend to take advantage of certain of the exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies, including:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

●	not being required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the trading prices for our securities may be more volatile. We may take advantage of these exemptions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering. However, if any of the following events occur prior to the end of such five-year period, (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer,” (as defined in Rule 12b-2 under the Exchange Act), we will cease to be an emerging growth company prior to the end of such five-year period. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter; (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least twelve months; and (c) have filed at least one annual report pursuant to the Exchange Act.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

We have identified certain material weaknesses in our internal controls, which could impair our ability to produce accurate consolidated financial statements on a timely basis.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. As required by Section 404 of the Sarbanes-Oxley Act, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting in our Form 10-K filing for each fiscal year. This requires us to incur substantial additional professional fees and internal costs to expand our accounting and finance functions and we expend significant management efforts.

As of the fiscal year ended December 31, 2025, our management, with the participation of our chief executive officer and chief financial officer, evaluated the effectiveness of our disclosure controls and procedures, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our management concluded that our disclosure controls and procedures were not effective due to the following material weaknesses in our internal control over financial reporting:

●	Lack of sufficient resources necessary to provide adequate segregation of duties related to the preparation and review of financial information used in financial reporting and review of controls over the financial reporting process; and

●	Insufficient IT controls which are effectively designed and implemented, specifically related to user/superuser access to the Company’s financial reporting system.

Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

As described in our Form 10-K for fiscal year 2025, the Company has begun, and will continue the process of remediating its identified material weaknesses. Management’s continuing evaluation and work to enhance the Company’s internal control over financial reporting has required and will continue to require the dedication of additional resources and management time and expense. During 2025, we hired a new full-time CFO with experience and knowledge in accounting and financial reporting and anticipate hiring additional personnel as resources allow. We will not be able to remediate these control deficiencies until these steps have been completed and have been operating effectively for a sufficient period of time and Management has concluded, through testing, that the controls are operating effectively.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If that were to happen, the market price of our common stock could decline and we could be subject to sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities.

If such registration statement is not declared effective or does not remain effective, the Investor’s ability to resell the AMPA Shares may be limited.

We have agreed to file a registration statement on Form S-1 or Form S-3 with the SEC covering the resale of the AMPA Shares within 20 Business Days following the date of the AMPA, to use our best efforts to cause such registration statement to be declared effective within 60 days following the date of the AMPA, and to keep such registration statement effective until the AMPA Shares may be sold without restriction under Rule 144. The filing, effectiveness and maintenance of such registration statement are subject to SEC review and other factors, some of which are outside of our control. If the registration statement is not declared effective on a timely basis, or does not remain effective, the Investor may be unable to resell the AMPA Shares except pursuant to an exemption from the registration requirements of the Securities Act, such as Rule 144 thereunder, which may be subject to conditions, including holding period, volume and manner-of-sale limitations, and the Common Warrants would then be exercisable only on a cashless basis, which would reduce or eliminate the cash proceeds we would otherwise receive upon exercise.

There is no public market for the Common Warrants being issued in the concurrent private placement.

There is no established public trading market for the Common Warrants being issued in the concurrent private placement, and we do not expect a market to develop. In addition, we do not intend to apply to list the Common Warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Common Warrants will be limited.

The Common Warrants are speculative in nature.

The Common Warrants do not confer any rights of common stock ownership on their holder, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price. Specifically, commencing on the date of issuance, the holder of the Common Warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $15.00 per share. Moreover, the market value of the Common Warrants is uncertain, and there can be no assurance that the market price of our common stock will ever equal or exceed the exercise price of the Common Warrants, and, consequently, that it will ever be profitable for the holder of the Common Warrants to exercise them. In addition, the Common Warrants will expire one year from the date of issuance.

Legal Proceedings

From time-to-time, we may become involved in various legal proceedings that arise in the ordinary course of business or otherwise. Legal proceedings are subject to inherent uncertainties as to timing, outcomes, costs, expenses and time expenditures by our management and others on our behalf.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements are subject to the “safe harbor” created by those sections. Forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “intends,” “potential,” “continue,” “ongoing,” “goal,” “objective,” “target,” “seek,” “forecast,” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	our plans to develop and commercialize our products;

●	our planned clinical trials for our products;

●	the timing of the availability of data from our clinical trials;

●	the timing of our planned regulatory filings;

●	the timing of and our ability to obtain and maintain regulatory approvals for our products;

●	the clinical utility of our products and their potential advantages compared to other treatments and/or devices;

●	our commercialization, marketing and distribution capabilities and strategy;

●	our ability to establish and maintain arrangements for the manufacture of our products;

●	our ability to establish and maintain collaborations and to recognize the potential benefits of such collaborations;

●	our estimates regarding the market opportunities for our products;

●	our ability to remediate material weaknesses in our internal controls over financial reporting;

●	our intellectual property position and the duration of our patent rights;

●	our estimates regarding future expenses, capital requirements and needs for additional financing; and

●	other risks and uncertainties, including those set forth under Part I, Item 1A, “Risk Factors”, in this prospectus, under Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and in the other documents incorporated by reference herein.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements contained in this prospectus are based on our current expectations, estimates, assumptions and projections about future events and financial trends that we believe may affect our business, financial condition, operating results and growth prospects. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described under the section titled “Risk Factors” in this prospectus and in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC, each of which are incorporated herein by reference. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events.

Moreover, we operate in a highly competitive and rapidly changing regulatory environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements.

Except as required by applicable law, we do not plan and undertake no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. Any public statements or disclosures by us following this prospectus that modify or impact any of the forward-looking statements contained in this prospectus will be deemed to modify or supersede such statements in this prospectus. You should read this prospectus, the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and the documents incorporated by reference herein and therein, completely and with the understanding that our actual future results, performance and achievements may be materially different from what we expect.

You are cautioned not to place undue reliance on any forward-looking statements. You should also refer to the section of this prospectus titled “Where You Can Find Additional Information” for additional information regarding the SEC filings incorporated by reference herein.

INDUSTRY AND MARKET DATA

This prospectus contains estimates, projections and other statistical data made by independent parties and by us relating to market size, growth and other data about our industry. We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. While we believe these internal company estimates and industry publications and third-party research, surveys and studies to be reliable, we have not independently verified such data, and we do not make any representation as to the accuracy of such information. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by independent parties and by us.

USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale or disposition of the Shares by the Selling Stockholders pursuant to this prospectus.

We may, however, receive up to $15,000,000 in aggregate gross proceeds from sales of AMPA Shares that we may elect to make to the Investor pursuant to the AMPA from time to time in our discretion, and up to approximately $604,830 in aggregate gross proceeds upon exercise of the Common Warrants in full for cash at the exercise price of $15.00 per share (as adjusted for the Reverse Stock Split). The Common Warrants are exercisable on a cashless basis if, at the time of exercise, there is no effective registration statement registering the Common Warrant Shares, in which case we would not receive any cash proceeds from such exercise. We intend to use any proceeds we receive under the AMPA or upon exercise of the Common Warrants for working capital and general corporate purposes; in addition, under the promissory note we issued on August 21, 2026, we are required to apply an amount equal to the lesser of 20% of the gross proceeds of each financing and the then-outstanding balance of the note to the mandatory prepayment of the note. The amount of proceeds we actually receive under the AMPA, if any, will depend on the frequency and prices at which we sell AMPA Shares to the Investor, market conditions and the limitations set forth in the AMPA, including the Exchange Cap and the beneficial ownership limitation, and there can be no assurance that we will be able to sell the full $15,000,000 of AMPA Shares.

DIVIDEND POLICY

We have never declared or paid a dividend, and we do not anticipate declaring or paying dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

DETERMINATION OF OFFERING PRICE

Each Selling Stockholder will determine at what price it may sell securities offered by this prospectus, and such sales may be at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices. For more information, see “Plan of Distribution.”

SELLING STOCKHOLDERS

This prospectus covers the possible resale from time to time by the Selling Stockholders identified in the table below of Common Stock, including Common Stock issuable upon the purchase of the AMPA Shares, the issuance of the Commitment Shares, and the exercise of the Common Warrants and the Pre-Funded Warrants. The Selling Stockholders may sell some, all or none of their Common Stock. We do not know how long the Selling Stockholders will hold the Pre-Funded Warrants or the Common Warrants, whether they will exercise such warrants, and upon such exercise, how long such Selling Stockholder will hold the Common Stock before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of their shares.

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our Common Stock by the Selling Stockholders as of August 21, 2026. The information in the table below with respect to the Selling Stockholders has been obtained from the respective Selling Stockholders or is based on the Company’s books and records. When we refer to the “Selling Stockholders” in this prospectus, or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, we mean the Selling Stockholders listed in the table below as offering shares, as well as their respective donees, pledgees, transferees or other successors-in-interest.

The number of shares of Common Stock beneficially owned prior to the offering for each selling stockholder includes (i) all shares of our Common Stock held by such Selling Stockholder as of August 21, 2026, and (ii) all AMPA Shares and Commitment Shares as well as shares issuable upon the exercise of the Common Warrants and the Pre-Funded Warrants held by such selling stockholder, in each case, without giving effect to the beneficial ownership limitations described above. The percentages of shares owned before and after the offering are based on 829,400 shares of Common Stock outstanding as of August 21, 2026, and assuming the issuance of 5,752,823 shares, including the AMPA Shares and the Commitment Shares as well as the shares issuable pursuant to the exercise of the Common Warrants and the Pre-Funded Warrants.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any Selling Stockholder named below.

	Shares of Common Stock Beneficially Owned Prior to the Offering				Number of Shares of Common Stock Being		Shares of Common Stock to be Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percentage		Offered(1)		Number	Percentage
Alumni Capital LP(2)	80,645	(3)	*	%	5,752,823	(4)	80,645	9.72%

*	Less than 1%

(1)	The number of shares of our Common Stock in the column “Number of Shares of Common Stock Being Offered” represents all of the shares of our Common Stock issuable upon the purchase of the AMPA Shares, issuance of the Commitment Shares, and exercise of the Common Warrants and the Pre-Funded Warrants, held by a Selling Stockholder that a Selling Stockholder may offer and sell from time to time under this prospectus, without giving effect to the beneficial ownership limitations described above. The shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants and the Common Warrants will become eligible for sale by the Selling Stockholders under this prospectus only when such warrants are exercised. We cannot predict when or whether any of the Selling Stockholders will exercise their Pre-Funded Warrants and their Common Warrants.
(2)	The business address of Alumni Capital LP is 80 SW 8th Street, 20th Floor, Miami, Florida 33131. The general partner of Alumni Capital LP is Alumni Capital GP LLC. Ashkan Mapar is the manager of Alumni Capital GP LLC and as such has voting and disposition control over the shares. We have been advised that none of Alumni Capital LP, Alumni Capital GP LLC nor Ashkan Mapar is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.
(3)	Consists of shares acquired in the registered direct offering closed on August 20, 2026, subject to the applicable beneficial ownership blocker.
(4)	Consists of 5,600,000 AMPA Shares, 112,500 Commitment Shares, and 40,323 Common Warrant Shares.

PLAN OF DISTRIBUTION

The Selling Stockholders, which includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Notwithstanding the foregoing, under the AMPA, the Investor has agreed that, during the period beginning on the execution date of the AMPA and ending at the end of the Commitment Period (as defined in the AMPA), neither the Investor nor any of its affiliates acting on its behalf will execute any “short sale” (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act) of our securities or engage in any hedging transaction that establishes a net short position with respect to our securities.

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders in this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to use our best efforts to cause the registration statement of which this prospectus constitutes a part to remain continuously effective, and the prospectus contained therein to remain current, until the Investor ceases to hold any Registrable Securities (as defined in the AMPA). In addition, under the August 2026 SPA, we have agreed to keep the registration statement covering the resale of the Common Warrant Shares effective until the date on which the Investor no longer holds any Common Warrants or Common Warrant Shares or the date on which the Common Warrant Shares may be resold without restriction pursuant to Rule 144 under the Securities Act.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Thompson Hine LLP.

EXPERTS

The consolidated financial statements of Nexalin Technology, Inc. as of December 31, 2025 and December 31, 2024 and for the years then ended, incorporated in this prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2025 have been audited by CBIZ CPAs P.C., an independent registered public accounting firm (with respect to 2025) and Marcum LLP, an independent registered public accounting firm (with respect to 2024), as stated in each of their reports (the reports of CBIZ CPAs P.C. and Marcum LLP also contain an explanatory paragraph relating to substantial doubt about our ability to continue as a going concern as described in Note 2 to the consolidated financial statements), which reports are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of each such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.nexalin.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of this prospectus and prior to the time that all of the securities offered by this prospectus are sold or the earlier termination of the offering, and (2) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement (except in each case in which the information contained in such documents is “furnished” and not “filed”).

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on March 25, 2026;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed on May 8, 2026;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, filed on August 12, 2026;

●	our Current Reports on Form 8-K filed with the SEC on January 23, 2026, April 22, 2026, May 19, 2026, June 17, 2026, July 27, 2026, July 29, 2026, August 11, 2026, August 17, 2026, August 20, 2026, August 21, 2026, August 27, 2026, and September 2, 2026;

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on July 10, 2026, to the extent incorporated by reference into Part III of the 2025 Form 10-K; and the description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 15, 2022, including any amendment or report filed with the SEC for the purpose of updating such description.

●	any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Nexalin Technology, Inc.

1776 Yorktown, Suite 550

Houston, TX 77056

(832) 260-0222

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, payable by us in connection with the registration of the securities being registered in the registration statement of which this prospectus forms a part. All amounts shown are estimates except for the SEC registration fee.

Amount to be Paid
SEC registration fee	$194.64
Printing and miscellaneous expenses	2,500
Legal fees and expenses	25,000
Accounting fees and expenses	15,000
Transfer agent and registrar fees and expenses	1,500
Total	$44,194.64

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and Second Amended and Restated Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Second Amended and Restated Bylaws provide that:

●	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our Second Amended and Restated Bylaws are not exclusive.

Our amended and restated certificate of incorporation, to be attached as Exhibit 3.2, and our amended and Second Amended and Restated Bylaws, to be attached as Exhibit 3.3, provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter, into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of our company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities.

On May 14, 2026, the Company issued 31,967 shares (on a Reverse Stock Split-adjusted basis) of its Common Stock to GreenLight Ventures LLC (“GLV”) pursuant to the Stock Purchase Agreement, dated May 14, 2026 (the “Purchase Agreement”), in connection with the Company’s acquisition of PONM, Inc. The shares were issued as the first tranche of consideration payable under the Purchase Agreement, representing 45% of the total consideration shares issuable thereunder. The issuance was made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D promulgated thereunder.

On August 14, 2026, the Company issued 14,208 shares (on a Reverse Stock Split-adjusted basis) of its Common Stock to GLV as the second tranche of consideration under the Purchase Agreement, representing 20% of the total consideration shares issuable thereunder. The issuance was made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

On August 20, 2026, pursuant to the August 2026 SPA, the Company issued to the Investor, in a private placement concurrent with the registered direct offering, Common Warrants to purchase up to 40,323 shares (on a Reverse Stock Split-adjusted basis) at an exercise price of $15.00 (on a Reverse Stock Split-adjusted basis). The Common Warrants were, and the Common Warrant Shares will be, issued in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

On August 19, 2026, the Company entered into the AMPA, pursuant to which the Company may issue and sell to the Investor up to $15,000,000 of shares of Common Stock and agreed to issue to the Investor the Commitment Shares (or, at the Investor’s election, Pre-Funded Warrants) in payment of the related commitment fee, in each case in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

On August 21, 2026, the Company issued an unsecured promissory note in the principal amount of $1,170,000 to an institutional investor pursuant to a note purchase agreement, for gross proceeds of $1,000,000 (reflecting a $150,000 original issue discount and $20,000 of transaction expenses), in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The exhibit index attached hereto is incorporated herein by reference.

Exhibit No.	Description of Document
3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A filed on September 15, 2022).
3.2	Second Amended and Restated Bylaws of the Company (incorporated by Reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 17, 2026)
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on August 26, 2026 (to be incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 27, 2026).
4.1	Description of Registered Securities (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on March 25, 2026).
4.2	Form of Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A filed on September 15, 2022).
4.3	Warrant Agreement between the Company and Continental Stock Transfer & Trust Company as warrant agent dated as of September 16, 2022 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K/A filed September 20, 2022).
4.4	Form of Common Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 20, 2026).
4.5	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed August 20, 2026).
5.1†	Opinion of Thompson Hine LLP
10.1	Joint Venture Agreement between the Company and Wider Come Limited, dated May 31, 2023 (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 10, 2023).
10.2*	Employment Agreement between the Company and Mark White, dated July 1, 2023 (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 10, 2023).
10.3*	Services Agreement between the Company and David Owens, M.D., dated July 1, 2023 (incorporated herein by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on August 10, 2023).
10.4	Quality Assurance Agreement between the Company and Apical Instruments dated December 31, 2020 (incorporated herein by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1/A filed on September 15, 2022).
10.5	Advisor Agreement with Leonard Osser dated as of December 22, 2021 (incorporated herein by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1/A filed on September 15, 2022).
10.6	Advisor Agreement with Tucker Anderson dated as of December 24, 2021 (incorporated herein by reference herein to Exhibit 10.6 to the Company’s Registration Statement on Form S-1/A filed on September 15, 2022).
10.7	Advisor Agreement with Gian Domenico Trombetta dated December 24, 2021 (incorporated herein by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1/A filed on September 15, 2022).
10.8	Amendment and Deferral Agreement dated as of March 30, 2022 to Consulting Agreement between the Company and US Asian Consulting Group LLC, dated May 9, 2018 (incorporated herein by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1/A filed on September 15, 2022).
10.9	Employment Agreement between the Company and Michael Nketiah dated July 1, 2023 (incorporated herein by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q filed on August 10, 2023).
10.10	Consulting Agreement dated as of May 9, 2018 as amended between the Company and US Asian Consulting Group, LLC, as amended on January 2, 2019 and March 4, 2021 (incorporated herein by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1/A filed on September 15, 2022).
10.11	Amended and Restated Promissory Note in favor Mark White dated January 1, 2023 (incorporated herein by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2023).

Exhibit No.	Description of Document
10.12	Distribution Authorization Agreement dated as of May 1, 2019 with Wider Come Limited (incorporated herein by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1/A filed on September 15, 2022).
10.13	Form of Lock-Up Agreement (incorporated herein by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1/A filed on June 26, 2024).
10.14	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1/A filed on June 26, 2024).
10.15	Form of Placement Agency Agreement between the Company and Maxim Group LLC (incorporated herein by reference to Exhibit 1.2 to the Company’s Registration Statement on Form S-1/A filed on June 26, 2024).
10.16*	Employment Agreement between the Company and Carolyn Shelton, dated September 3, 2024 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 19, 2024).
10.17	Supplier Quality Agreement dated as of December 20, 2024 between the Company and Velentium (incorporated herein by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 filed on December 20, 2024).
10.18	Underwriting Agreement, dated as of September 15, 2022, between the Company and Maxim Group LLC (incorporated herein by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1/A filed on September 15, 2022).
10.19*	Employment Agreement between the Company and Justin Van Fleet, dated July 21, 2025 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 21, 2025).
10.20	Equity Distribution Agreement, dated April 23, 2025, between the Company and Maxim Group LLC (incorporated herein by reference to Exhibit 1.2 to the Company’s Resale Registration Statement on Form S-3 filed on April 23, 2025).
10.21	Underwriting Agreement, dated May 4, 2025, between the Company and Maxim Group LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 6, 2025).
10.22	Amendment No. 1, dated May 5, 2025, to the Equity Distribution Agreement, between the Company and Maxim Group LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 5, 2025).
10.23	Amendment No. 2, dated October 15, 2025, to the Equity Distribution Agreement, between the Company and Maxim Group LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 15, 2025).
10.24*	The Nexalin Technology, Inc. 2023 Equity Incentive Plan. (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on October 6, 2023).
10.25*	Amendment to the Nexalin Technology, Inc. 2023 Equity Incentive Plan. (incorporated by reference to Proposal 2 to the Company’s Definitive Proxy Statement on Schedule 14A filed on July 29, 2024)
10.26**	Scope of Work between the Company and Lindus Health Limited entered into on April 17, 2026 (incorporated by reference to Exhibit 10.1 to the Company Quarterly Report on Form 10-Q filed on May 8, 2026).
10.27**	Stock Purchase Agreement between the Company and GreenLight Ventures LLC on May 14, 2026 (incorproated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 12, 2026).
10.28**	Collaboration Agreement between the Company and GreenLight Ventures LLC on May 14, 2026 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on August 12, 2026).
10.29**	License Agreement between PONM, Inc. and GreenLight Ventures LLC on May 14, 2026 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on August 12, 2026).
10.30**	Third Amendment to Lease Agreement between the Company and Nutex HQ LLC on July 28, 2026. (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on August 12, 2026).
10.31**	Nexalin Technology, Inc. 2026 Equity Compensation Plan (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed on August 12, 2026).
10.32*	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K filed on March 25, 2026).
10.33	Securities Purchase Agreement, dated August 19, 2026 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 20, 2026).
10.34	Any Market Purchase Agreement, dated August 19, 2026, by and between Nexalin Technology, Inc. and Alumni Capital LP (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed August 20, 2026).
10.35	Note Purchase Agreement, dated August 21, 2026, between the Company and the investor named therein (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 21, 2026).

Exhibit No.	Description of Document
10.36	Promissory Note, dated August 21, 2026 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed August 21, 2026).
10.37	Nexalin Technology, Inc. 2026 Equity Incentive Plan (incorporated herein by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A filed on July 10, 2026).
16.1	Letter from Marcum LLP, dated April 17, 2025 (incorporated herein by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on April 17, 2025).
19.1	Nexalin Technology, Inc. Insider Trading Policy (incorporated herein by reference to Exhibit 19.1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2024, filed on April 15, 2025).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 25, 2026).
23.1†	Consent of CBIZ CPAs P.C., independent registered public accounting firm.
23.2†	Consent of Marcum LLP, independent registered public accounting firm.
23.3†	Consent of Thompson Hine LLP (included in Exhibit 5.1)
107†	Filing Fees

*	Indicated management contract or compensatory plan, contract, or arrangement.
**	Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of marking such portions with an asterisk because the identified confidential portions (i) are not material and (ii) are the type that the Company treats as private or confidential. The Company hereby agrees to furnish a copy of any redacted portion to the SEC upon request.
†	Filed herewith.

(b)	Financial Statement Schedules.

No financial statement schedules have been submitted because they are not required or are not applicable or because the information required is included in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 3, 2026.

NEXALIN TECHNOLOGY, INC.

By:	/s/ Mark White
Mark White
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on September 3, 2026 in the capacities indicated:

Name	Position/Title	Date

/s/ Mark White	Director, President and Chief Executive Officer	September 3, 2026
Mark White

/s/ Justin Van Fleet	Chief Financial Officer	September 3, 2026
Justin Van Fleet

/s/ David Owens, M.D.	Director, Chief Medical Officer	September 3, 2026
David Owens, M.D.

/s/ Leslie Bernhard	Chairperson, Board of Directors	September 3, 2026
Leslie Bernhard

/s/ Alan Kazden	Director	September 3, 2026
Alan Kazden

/s/ Ben Hu, M.D.	Director	September 3, 2026
Ben Hu, M.D.